EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Security Bank Corporation Announces 2-for-1 Stock Split

MACON, GA – May 4, 2005

Security Bank Corporation, (NASDAQ: SBKC), today announced that its Board of Directors has approved a two-for-one split of the company’s common stock, payable on May 27, 2005 in the form of a 100% stock dividend to shareholders of record on May 16, 2005. Each shareholder of record at the close of business on May 16th will receive one additional share for every outstanding share held on the record date, and trading will begin on a split-adjusted basis on May 31st.

Rett Walker, President and CEO, said, “This action is a reflection of Security Bank’s momentum and an expression of the Board’s confidence in our long-term growth strategy. After achieving record earnings for six consecutive years and having our stock price grow 170% in the last three years, we are extremely enthusiastic about the future.”

Based in Macon, Georgia, Security Bank Corporation is a bank holding company with assets of $1.06 billion at December 31, 2004. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 13 full service offices in Macon, Perry, Warner Robins, and Gray, Georgia, as well as one full service office in Brunswick. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Richmond Hill, Rincon, Gray, Pooler, St. Simons, and Brunswick.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections, and past performance should not be taken as an indication of future results. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.